Exhibit 99.1

Press Release

FreightCar America, Inc. Announces Expansion into Tank Cars Securing Multi-Year Order

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New agreement leverages FreightCar America’s capabilities by adding tank car conversions to diversified offerings
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Optimized production capacity at state-of-the-art manufacturing campus supporting large-scale multi-year projects
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Each tank car will be upgraded to meet the latest federally mandated advancements, ensuring optimal safety, efficiency, and performance

CHICAGO, August 1, 2024-- FreightCar America, Inc. (NASDAQ: RAIL) (“FreightCar America” or the “Company”), a pure-play manufacturer of high-quality railcars with a legacy of 120+ years, proudly announces that it has entered into a multi-year agreement to convert tank cars to upgraded specifications. The Company’s storied history includes a strong foundation including deliveries of over 15,000 conversions and rebodied railcars that have paved the way for this landmark agreement. This expansion into tank car conversions marks a key milestone in the Company’s ongoing efforts to diversify its product offerings while continuing to support its legacy and meet customer needs.

The scope of this agreement includes the upgrade of over 1,000 existing DOT 111 tank cars to DOT 117R tank cars over a two-year period. The completed tank cars will receive new exterior tank jacket, thermal protection, full height head shields, top fittings protection and upgraded bottom outlet valves. As part of a federally mandated program, all tank cars transporting certain hazardous and flammable liquids must be upgraded by 2029. This demonstrates the Company’s capability as a reliable partner in large-scale projects, while underscoring the Company’s commitment to meeting the evolving needs of the rail transportation market and solidifying its position as a key player in the industry.

“We are excited to enter the tank car space with this significant multi-year conversion order. Coupled with our prominent history in railcar modifications, our commitment to large-scale projects made us an excellent partner for the deal. Our Castaños facility has the capacity to handle these modifications efficiently, minimizing the number of cars out of service at any given time,” commented Nick Randall, CEO of FreightCar America.

“This expansion broadens our robust offerings of railcars, enhances our opportunity to expand our business, and equips us to grow our addressable market and customer base. We are committed to quality and reliability in large-scale projects as we continue to set new standards in manufacturing and commercial excellence,” Randall concluded.

About FreightCar America

FreightCar America, headquartered in Chicago, Illinois, is a leading designer, producer and supplier of railroad freight cars, railcar parts and components. We also specialize in railcar repairs, complete railcar rebody services and railcar conversions that repurpose idled rail assets back into revenue service. Since 1901, our customers have trusted us to build quality railcars that are critical to economic growth and instrumental to the North American supply chain. To learn more about FreightCar America, visit www.freightcaramerica.com.

Investor Contact	RAILIR@Riveron.com

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